Exhibit 23.3

October 20, 2009

United States Securities and Exchange Commission

The undersigned, Letha C. Lencioni, hereby states as follows:

The undersigned authored the report entitled "Reserve Estimate and Financial Forecast as to Dejour's Net Interest in the Piceance Basin, Rio Blanco County, Colorado" (the "Technical Report") for Dejour Enterprises Ltd. (the "Company"), portions of which are summarized in the Company's Annual Report on Form 20-F for the year ended December 31, 2008, as filed with the Securities and Exchange Commission on June 30, 2009 (the "Form 20-F").

The undersigned hereby consents to the incorporation by reference in the Company's Registration Statement on Form F-3, filed herewith, and in the related prospectus of the Company dated October 20, 2009, of the Technical Report, the summary information concerning the Technical Report, and the reference to the undersigned's name included with such information, as set forth in the prospectus and the Form 20-F.

Name: Letha C. Lencioni

Title: Vice President Petroleum Engineering

Gustavson Associates, LLC